Exhibit 99.1 NEWS RELEASE

Bristow Group Strengthens Operational and Leadership Structure

•	New structure to improve operational effectiveness and ensure continued market leadership

•	Chet Akiri to become Acting Senior Vice President Operations and Chief Commercial Officer

HOUSTON, April 18, 2016 -- Bristow Group today announced the strengthening of its operational structure by centralizing, simplifying and standardizing its business operations to improve safety performance, effectiveness and efficiency for clients. This new structure will enable the company to continue to reduce costs, while improving its leading competitive position. As part of these operational changes, Bristow will also continue to pursue its diversification strategy into new business growth areas, similar to the UK SAR contract.
As part of this new organizational structure, Chet Akiri has been named acting senior vice president operations and chief commercial officer reporting to Bristow Group President and Chief Executive Officer Jonathan Baliff. Jeremy Akel, who previously served as Bristow’s senior vice president and chief operating officer, has departed the company, and Bristow is eliminating the chief operating officer position. Also departing the organization is Mike Imlach, Bristow’s vice president of global operations and Mike Sim, vice president of business development.
Jonathan Baliff, commented: “The current downturn in our industry is likely to further impact our clients’ capital spending in fiscal 2017. As a result, in order to improve our safety performance, maintain our leadership position and sustain our long-term success, we have actively taken the additional and necessary steps to strengthen the business during these challenging times. These changes flatten our corporate leadership team structure, provide me with closer oversight of the operations and help us drive further revenue enhancements and cost reductions that are required. I would like to thank Jeremy, Mike and Mike for their years of service and contributions to Bristow and wish them much success in their future endeavors.”
In his new role, Akiri will merge corporate strategy and diversification with the other commercial areas of the company, including oil and gas business development, that further benefit Bristow’s customers and increase its competitiveness. Akiri will oversee operations on an interim basis while a search is underway for a new senior vice president of global operations.

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Akiri joined Bristow in 2014 as Bristow’s senior vice president and chief corporate development, new ventures and strategy officer. Prior to joining Bristow, Akiri built high performance teams and successfully led strategic, commercial and operations planning and implementation in senior management positions at General Electric (GE). He served as chief operating officer for Global Nuclear Fuels America, and vice president and general manager of GE Hitachi Parts Services, where he had full profit and loss responsibility and was accountable for sales and margin growth, product development, operations, manufacturing, supply chain and regulatory compliance.  He also served as a global sourcing leader for the Consumer & Appliances and Industrial Systems businesses, and was a merger and acquisition executive at GE’s corporate headquarters and aviation units.

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About Bristow Group Inc.
Bristow Group Inc. (NYSE: BRS) is the leading provider of industrial aviation services offering exceptional transportation, search and rescue (SAR) and aircraft support services, including helicopter maintenance and training, to government and civil organizations worldwide. With headquarters in Houston, Texas, Bristow has major operations in the North Sea, Nigeria, the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector in Australia, Canada, Guyana, Norway, Russia and Trinidad, and to the public sector for all of the UK on behalf of the Maritime and Coastguard Agency.

Media Contact:
Julie King
Bristow Group
Phone: +1-832-783-7927 | Mobile: +1-832-551-9814
E-mail: julie.king@bristowgroup.com

Investor Contact:
Linda McNeill
Bristow Group
Phone: +1-713-267-7622
E-mail: linda.mcneill@bristowgroup.com